Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Parker Drilling Company on Form S-4 of our report dated 8 July 2013 related to the financial statements of ITS Tubular Services (Holdings) Limited as of and for the years ended December 31, 2012, 2011 and 2010, (which report expresses an unmodified opinion and includes emphases-of-matter paragraphs relating to a prior year restatement and going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Aberdeen, United Kingdom

20 June 2014